Exhibit 10.2
Agreement
between
Mr. Hans Peter Hasler, Küssnacht SZ, Switzerland
(“Director”)
and
Biogen Idec International B.V., Lijnden, The Netherlands
(“Principal”)

1.	The Principal owns the only share of Eidetica Biopharma LLC, Landis & Gyr Strasse 3, 6300 Zug, Switzerland (the “Company”).

2.	Upon request of the Principal, the Director agrees to continue to act as managing director of the Company (or as chairman of the managing directors after the election of additional managing directors) in accordance with the instructions and orders of the Principal. Guidelines as to a Director’s role and fiduciary and legal duties are set out in the Schedule to this Agreement.

3.	Unless otherwise agreed by the Parties, the Principal will give its instructions to the Director through Michael Lytton.

4.	All acts of the Company and all instructions and orders given to the Director and the management of the Company shall respect the statutes of the Company, Swiss Law and sound commercial principles.

Should the Director refuse to take the responsibility for the execution of an instruction although the Principal is insisting, the Director may resign as a director without any liability for untimely resignation. In this case the Principal shall release the Director immediately from his duties and shall give him full discharge.

5.	The Director may act on his own without instructions and orders if urgent measures have to be taken in the interest of the Company or the Principal and no prior consultation with the Principal is possible.

6.	Provided that the Director complies with his obligations hereunder and at law, the Principal assumes full responsibility for the activity of the Director as a managing director or chairman of the managing directors and his management of the Company. The Principal shall reimburse the Director for all costs and expenses and shall indemnify him for all damages whatsoever in connection with this Agreement. The Principal shall discharge the Director from any liability arising in connection with this Agreement. In particular, the Principal shall exempt and release the Director of all possible liabilities or judgments which may result from his capacity as managing director, chairman of the managing directors, founder, shareholder, liquidator or attorney-in-fact of the Company, except if such liabilities should have been caused by willful misconduct or gross negligence on the part of the Director.

The Principal shall indemnify the Director for all demands, damages, charges and fees whatsoever which could be due in accordance with such liabilities. The Principal shall reimburse the Director for all costs and expenses incurred and shall hold him harmless from any obligations whatsoever undertaken by him in connection with this Agreement.

In particular, the Principal shall discharge the Director from any responsibility towards the Company or third parties for measures taken by third parties without his consent.

7.	The Director shall receive in advance an annual director’s fee of CHF 10’000.00 gross to be paid by the Company. The fee is subject to revision at any time by written agreement between the parties and will in any event be reviewed either (a) if the Chief Executive Officer of the Company changes and/or (b) if the Principal ceases to be the sole shareholder of the Company.

8.	The Director shall resign as a director upon request of the Principal after full discharge has been voted by a duly convened general meeting of partners. The Director shall have the right to resign at any point in time.

9.	This Agreement shall be interpreted and construed in accordance with Swiss law.

10.	Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one. The seat of the arbitration shall be in Zug (Switzerland). The arbitral proceedings shall be conducted in English unless otherwise agreed by the Parties.

This Agreement is executed in two originals, one for each Party

,	, April 30, 2009
Place and date	Place and date

Principal:	Director:

/s/ Edward A. Madden	/s/ H. P. Hasler
Edward A. Madden
Authorised Signatory (BVI)

SCHEDULE
I.	ROLE AND DUTIES

A.	The Board of Directors is collectively responsible for the success of the Company. The Board’s role is to:

1.	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

2.	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

3.	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

B.	All directors must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

1.	the likely consequences of any decision in the long term;

2.	the interests of the Company’s employees;

3.	the need to foster the Company’s business relationships with suppliers, customers and others;

4.	the impact of the Company’s operations on the community and the environment;

5.	the desirability of the Company maintaining a reputation for high standards of business conduct;

6.	the need to act fairly as between the members of the Company.

C.	In your role as a member of the Board of Directors, you shall also be required to:

1.	act as a legal signatory of the Company in accordance with the transaction approval and signature authority policies of the Company in force from time. It is your responsibility to familiarise yourself with these policies.

2.	constructively challenge and contribute to the development of strategy;

3.	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

4.	satisfy yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible;

5.	at all times comply with the By-Laws of the Company;

6.	diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company.

II.	INDEPENDENT LEGAL ADVICE
In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisors at the Company’s expense. You should consult the Company’s Legal department before engaging external counsel.
III.	OUTSIDE INTERESTS
Any potential conflicts of interest should be disclosed to the Board of Directors as soon as you become aware of them.
IV.	CONFIDENTIALITY
All information acquired during your appointment is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Company.